EXHIBIT 5.1

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092
tel +1 212 259 8000
fax +1 212 259 6333

November 14, 2007
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Ladies and Gentlemen:
We have acted as counsel to Illumina, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,348,986 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which may be issued pursuant to awards under the Company’s Amended and Restated 2000 Employee Stock Purchase Plan, 2005 Equity Incentive Plan and Amended and Restated 2005 Stock and Incentive Plan (collectively, the “Plans”).
We have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
Subject to the foregoing and to the other qualifications set forth herein, we are of the opinion that:
1.	The issuance of the Shares under the Plans has been lawfully and duly authorized by the Company.
2.	When the Shares have been issued and delivered in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.
We are members of the Bar of the State of New York, and in expressing the foregoing opinions, we are not passing upon the laws of any jurisdiction other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose

Illumina, Inc.
November 14, 2007

consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, Dewey & LeBoeuf llp